                                                                    EXHIBIT 12.1

                           CORDANT TECHNOLOGIES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Millions of Dollars, Except Ratios)

                                                                                Years Ended
                                                    --------------------------------------------------------------------
                                                    December 31,  December 31,  December 31,  December 31,  December 31,
                                                        1998          1997          1996          1995          1994
                                                    ------------  ------------  ------------  ------------  ------------
Fixed charges:                                           $ 24.00       $ 15.10        $13.77       $ 10.85       $ 10.35
Cordant rent/lease expense
Cordant interest on fixed charges (estimated @              8.00          5.03          4.59          3.62          3.45
 1/3 of rent expense)
Cordant interest expense paid                              28.30          4.00          3.60          5.40         12.50
                                                    ------------  ------------  ------------  ------------  ------------
Total fixed charges (a)                                  $ 36.30       $  9.03        $ 8.19       $  9.02       $ 15.95
Pretax income excluding cumulative effect of             $289.40       $139.80        $86.60       $ 92.10       $ 90.90
 accounting changes and extraordinary income
Less Howmet equity income                                     --         35.30         15.10            --            --
                                                    ------------  ------------  ------------  ------------  ------------
Add total fixed charges                                    36.30          9.03          8.19          9.02         15.95
                                                    ------------  ------------  ------------  ------------  ------------
Adjusted pretax income (b)                               $325.70       $113.53        $79.69       $101.12       $106.85
                                                    ============  ============  ============  ============  ============
Ratio of earnings to fixed charges (b/a)                    8.97         12.57          9.73         11.21          6.70
                                                    ============  ============  ============  ============  ============